SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES

EXCHANGE ACT OF 1934

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I-many, Inc.

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[Subject: I-many Health & Life Sciences Joins Forces with Neoforma]

Filed by I-many, Inc.

Pursuant to Rule 14a-12 of the Securities Exchange Act of 1934.

Subject Company: I-many, Inc.

Commission File No.: 000-30883

Dear Valued Customer:

I have exciting news to share with you. Today, I-many announced an agreement to sell its Health & Life Sciences business to Neoforma (NASDAQ: NEOF), a leading provider of supply chain management solutions for the healthcare industry.

What does the sale mean to you?

Complete Coverage of the Healthcare and Life Sciences Supply Chain

The sale combines I-many’s leadership in the health and life sciences industry with Neoforma’s strong position in the healthcare industry. I-many products are widely recognized as the industry standard for complex contract rebate management and will complement Neoforma’s healthcare supply chain management solutions, which are used by more than 1,450 hospital and supplier customers.

The Broadest and Deepest Healthcare and Life Sciences Product Suite

I-many’s Health & Life Sciences customers are expected to benefit from Neoforma’s deep healthcare supply chain experience and complementary product portfolio. Neoforma plans to continue to invest in and support I-many’s current Health & Life Sciences products and product roadmap, including the I-many Life Sciences Price Management Suite.

A Fully Dedicated, World Class Team with Unparalleled Industry Experience

The I-many Health & Life Sciences technology, sales, professional service and client service organizations will be transferred to Neoforma largely in their entirety to ensure a seamless transition for I-many customers. You can expect to receive the same level of high quality service that you have come to expect from I-many over the years.

The sale of the I-many Health & Life Sciences business is expected to close near the end of the third quarter of 2003, pending satisfaction of the customary closing conditions and shareholder approval. You will be receiving updated information in the near future. In the meantime, I encourage you to contact your I-many representative or call Adam Fine at (917) 441-9459 if you have any questions.

For more information on Neoforma, please visit their Web site at www.neoforma.com.

Sincerely,

A. Leigh Powell

President and CEO

I-many, Inc.